Exhibit 10.24

AMENDMENT TO AMENDED AND RESTATED LEASE

THIS AMENDMENT (the “Amendment”) is made this 11th day of August, 2008, by and between G&H Post, LLC, a New Hampshire limited liability company with an address at P.O. Box 281, Gilsum, NH 03448 (hereinafter called “Lessor”), and Merrimack Services Corporation, a New Hampshire corporation with offices at 730 Milford Road. Merrimack, NH. 03054-4631 (the “Lessee”).

WHEREAS, the Lessor and PC Connection, Inc. are parties to that certain Amended and Restated Lease dated December 29th, 1997, as amended to assign the amended and restated lease to Lessee (collectively, the “Lease”), pursuant to which the Lessor leases to the Lessee, and the Lessee rents from the Lessor, certain office space in the office building located at 730 Milford Road, Merrimack, New Hampshire, as further described in Section 1 of the Lease (the “Leased Premises”) (All capitalized terms not otherwise described herein shall have the meanings given them in the Lease);

WHEREAS, the parties have mutually agreed to amend the Lease as set forth in this Amendment.

NOW, THEREFORE, subject to the terms and conditions set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Lease shall be amended and modified as follows:

1.	AMENDMENTS TO LEASE

1.1	Section 3.7 Management and Operation of Common Areas. Section 3.7 is hereby replaced with the following paragraph:

Lessee will operate and maintain, or will cause to be operated and maintained, the Common Areas in a good, clean, and neat condition, and to cause snow to be removed from the parking lot and walkways all in a reasonable manner deemed by Lessor to be appropriate and in the best interests of the Property, and consistent with other similar first class office buildings. Notwithstanding the foregoing, if Lessee does not continue to lease the building located at 732 Milford Road, Merrimack, New Hampshire, at anytime during the term of this Lease, then Lessor will operate and maintain the Common Areas as set forth in this Section 3.7. Lessor will have the right (i) to establish, modify and enforce rules and regulations with respect to the Common Areas which rules are commercially reasonable for Property of similar size in similar locations;

(ii) to enter into, modify and terminate easement and other agreements pertaining to the use and maintenance of the Common Areas, (iii) to temporarily close all or any portion of the Common Areas to such extent as may, in the opinion of Lessor, be necessary to prevent a dedication thereof or the accrual of any rights to any person or to the public therein; and (iv) to close temporarily any or all portions of the Common Areas which may in the opinion of Lessor, be necessary to perform Lessor's repairs or maintenance; and (v) to do and perform such other acts in and to said areas and improvements as, in the exercise of good business judgment, Lessor shall determine to be advisable and in the best interest of the Property. In no event shall Lessor alter the Common Areas in such a way as to reduce the number of parking spaces available to Lessee below or to otherwise materially interfere with the operation of Lessee’s business.

1.2	Section 3.8. Lessee to Share Expense of Common Areas. Section 3.8 is hereby replaced with the following paragraph:

Lessee will pay directly the Operating Costs (as defined in Section 3.10 below) with the exception of Taxes (see Section 3.5 and 3.6) and Lessor’s insurance (see Section 10 and below). Notwithstanding the foregoing, if Lessee does not continue to lease the building located at 732 Milford Road, Merrimack, New Hampshire at any time during the term of this Lease, then Lessor will pay directly the Operating Costs as set forth in this Section 3.8 and Lessee will pay to Lessor, as additional rent, its Proportionate Share (as defined in Section 3.10) of Lessor’s Operating Costs on the same terms as provided in this Section 3.8 for insurance costs. With respect to insurance, Lessor may estimate Lessee’s monthly installments and thereafter adjust Lessee’s monthly installments to reflect more accurately Lessor’s insurance cost. Within one hundred twenty (120) days (or such additional time thereafter as is reasonable under the circumstances) after the end of each twelve (12) month period, Lessor shall deliver to Lessee a copy of Lessor’s insurance bill(s) for such twelve (12) month period and the monthly installments paid or payable shall be adjusted between Lessor and Lessee, and Lessee shall pay Lessor or Lessor shall credit Lessee’s account (or, if such adjustment is at the end of the Term, Lessor shall pay Lessee), as the case may be, within fifteen (15) days of receipt of such bill, such amounts as may be necessary to effect such adjustment.

1.3	Section 3.9. Lessor’s Operating Agreement. Section 3.9 is hereby replaced with the following paragraph:

The term “Operating Costs” means all costs and expenses reasonably incurred by or on behalf of Lessor in operating, managing, insuring, securing and maintaining the Property and the common areas pursuant to Section 3.7 including, but not limited to, all costs and expenses of operating, maintaining, repairing, lighting, signing, cleaning, painting, striping, policing and security of the Common Areas; alarm and life safety systems; insurance, including, without limitation, liability insurance for personal injury, death and property damage, all-risks casualty insurance (including coverage against fire, flood, theft or other casualties), worker’s compensation insurance or similar insurance covering personnel, fidelity bonds for personnel, insurance against liability for assault and battery, defamation and claims of false arrest occurring on and about the Common Areas, the costs and expenses of maintenance of all exterior glass; maintenance of sprinkler systems; removal of water, snow, ice, trash and debris; installing and renting of signs for the Property as a whole; fire protection; maintenance and repair of utility systems serving the Property, including, but not limited to, water, sanitary sewer and storm water lines and other utility lines, pipes and conduits; costs and expenses of repair or replacement of awnings, paving, curbs, walkways, landscaping, drainage, pipes, ducts, conduits and similar items, lighting facilities; costs and expenses of planting, replanting, replacing and displaying flowers, shrubbery and planters; costs of providing light and power to the Common Areas; cost of water services, if any, ; parcel pick-up and delivery services. Notwithstanding anything to the contrary in this Section 3.9, Operating Costs shall not include any costs incurred for repairs or replacements which would be classified under the Internal Revenue Code as “capital” in nature (except for items built or installed at Lessee’s request and/or any repairs occasioned by the act or neglect of Lessee, its assignees, sub lessees, servants, agents, employees, invitees, licensees or concessionaires).

1.4	Section 5.1. Repairs to Be Made By Lessor. Section 5.1 is hereby replaced with the following paragraph:

Lessor, at its expense, will make, or cause to be made, structural repairs to exterior walls, structural columns, structural girders, roof, roof deck and roof penetrations and structural floors which collectively enclose the Premises (excluding, however, all doors, door frames, storefronts, windows and glass). Lessor shall not be required to make any repairs to items built or installed at Lessee’s request and/or any repairs occasioned by the act or neglect of Lessee, its assignees, sub lessees, servants, agents, employees, invitees, licensees or concessionaires. If the Premises should become in need of repairs required to be made by Lessor hereunder, Lessee shall give immediate written notice thereof to Lessor, and Lessor shall not be responsible in any way for failure to make any such repairs until a reasonable time shall have elapsed after the giving of such written notice.

1.5	Section 5.2. Repairs to be made by Lessee. Section 5.2 is hereby replaced with the following paragraph:

All repairs to the Premises, or any installations, equipment or facilities therein, other than those repairs required to be made by Lessor pursuant to Section 5.1, shall be made by Lessee at its expense. Without limiting the generality of the foregoing, Lessee will keep the interior of the Premises, together with all electrical, plumbing and other mechanical installations therein and the heating ventilating and air conditioning system, in good order and repair and will make all replacements from time to time required thereto at its expense; provided, however, that Lessee shall not be required to make any repairs which are capital in nature (other than to items built or installed at Lessee’s request and/or any repairs occasioned by the act or neglect of Lessee, its assignees, sub lessees, servants, agents, employees, invitees, licensees or concessionaires, as set forth in Section 5.1), the cost of which shall be borne by Lessor and performed by Lessor. Lessee will surrender the Premises at the expiration of the Term or at such other time as it may vacate the Premises in as good condition as when received, excepting depreciation caused by ordinary wear and tear, damage by Casualty, unavoidable accident or Act of God. Any damage or injury sustained by any person because of mechanical, electrical, plumbing or any other equipment or installations, whose maintenance and repair shall be the responsibility of Lessee, shall be paid for by Lessee, and Lessee hereby agrees to indemnify and hold Lessor harmless from and against all claims, actions, damages and liability suffered by Lessor in connection therewith, including, but not limited to reasonable attorneys’ and other professional fees.

2.	MISCELLANEOUS

2.1	The parties hereto agree that with the exceptions of the amendments and modifications set forth herein, the remainder of the Lease is and shall remain unchanged and in full force and effect to the same extent as if re-executed as of the date hereof and the parties hereby ratify the same.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed on its behalf as of the date first noted above.

LESSOR: G&H Post, LLC

/s/ Lisa Hendzel	By:	/s/ David Hall
Witness		Name: David Hall
Title:

LESSEE:
Merrimack Services Corporation

/s/ Pamela Berube-Peters	/s/ Robert A. Pratt
Witness	Name: Robert A. Pratt
Title: V.P. Facilities & Site Services
/s/ Dolores R. Collins
Notary: 11/19/2008
Dated: August 11, 2008